UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	May 12, 2005

BENJAMIN FRANKLIN BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	000-51194	04-3336598

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

58 Main Street, Franklin, Massachusetts	02038

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(508) 528-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

     On May 12, 2005, the Executive Committee of the Company’s Board of Directors, in consultation with the Company’s management, determined to make available for sale a parcel of real estate on which the Company had previously intended to build a bank branch. The Executive Committee’s determination followed a recent decision by the town planning board to reject the Company’s proposed plans for combined retail-banking development of the parcel, after the Company had reworked the plans to deal with the concerns previously raised by the planning board. Although the Executive Committee considered whether to again revise and resubmit development plans that would be acceptable both to the Company and the planning board, the Committee decided that under the circumstances it would not continue to pursue its combined retail-banking development plans. This decision is consistent with the Company’s emerging strategy of opting in favor of leasing rather than owning future branch locations.

     As a result of the Executive Committee’s decision to classify this parcel as available for sale, the Company expects to record an impairment charge in its second fiscal quarter. The parcel in question is zoned for commercial use and has been used for commercial purposes in the past. The Company intends to engage a real estate broker to aggressively market the parcel, and the amount of the impairment charge will depend upon the assessment of third parties of the parcel’s fair market value for uses that would meet the planning board’s requirements. The Company’s Board of Directors has also recently decided to sell two additional properties that it was holding for future Bank premises. The Company currently expects the impairment charge to be in the range of $900,000 to $1,400,000.

     The sale of the property is not expected, in and of itself, to result in any direct future cash expenditure (other than transaction and other potential permitting costs regularly involved with the sale of commercial real estate).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENJAMIN FRANKLIN BANCORP, INC.

Date: May 13, 2005	By:	/s/ Claire S. Bean

Claire S. Bean Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)